UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2005 (October 14, 2005)

The PBSJ Corporation

(Exact Name of Registrant as Specified in Charter)

FLORIDA	000-30911	59-1494168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Northwest 107 Avenue, Miami, FL 33172

(Address of Principal Executive Offices)

305-514-3245

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Arrangement

On October 14, 2005 Donald J. Vrana accepted an offer of employment extended by The PBSJ Corporation to serve as a Senior Vice President and Chief Financial Officer of the Company and its subsidiaries with employment to begin November 1, 2005.

Salary and Bonus: Mr. Vrana will be paid a salary of $250,000 per year and will be eligible to participate in the Company’s Incentive Program following one year’s employment in accordance with the bonus plan approved each year by the Board of Directors. Mr. Vrana will also receive an upfront cash hiring bonus of $50,000.

Restricted Stock: Mr. Vrana will be granted 5,000 shares of restricted stock which will vest in five equal annual increments starting on the anniversary of the grant date.

Separation Benefits: If Mr. Vrana’s employment is terminated without cause within two years of the start date, he will receive a lump sum equal to the base salary for the number of months remaining in such two year period.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective November 1, 2005, Donald J. Vrana will serve as a Senior Vice President and Chief Financial Officer of The PBSJ Corporation and its subsidiaries. Until Mr. Vrana’s arrival, Richard M. Grubel, Senior Vice President of the Company has served as interim Chief Financial Officer of the Company. Effective November 1, 2005, Mr. Grubel will resume his previous duties with the Company as Senior Vice President and Director of Corporate Development.

Mr. Vrana previously served as a Senior Vice President, Controller, and principal accounting officer of Sitel Corporation. Mr. Vrana has no family relationships with other officers or directors or past transactions with the Company.

The material terms of employment between Mr. Vrana and the Company are described in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(c)

Exhibit No.	Description of Document
10.1*	Offer of employment letter dated October 03, 2005 between The PBSJ Corporation and Donald J. Vrana.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The PBSJ Corporation

Dated: October 27, 2005	By:	/s/ John B. Zumwalt, III
Name: John B. Zumwalt, III Name: Title: Chairman and CEO

Exhibit Index

The following exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description of Document
10.1	Offer of employment letter dated October 03, 2005 between The PBSJ Corporation and Donald J. Vrana.